UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 19, 2008

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Familymeds Group, Inc., a Nevada corporation (the “Company”), is operating under a plan of complete liquidation and dissolution adopted by its shareholders on March 30, 2007 (the “Plan”), and consistent with such Plan has sold substantially all of its assets, filed articles of dissolution with the State of Nevada and closed its stock transfer books. The Company has 6,962,171 issued and outstanding shares of common stock. The Company made an initial liquidating distribution of $0.70 per share on August 10, 2007 to shareholders of record on July 31, 2007 (the “Shareholders of Record”), and a second liquidating distribution on December 26, 2007 of $0.25 to Shareholders of Record.

The purpose of this Form 8-K Current Report is to provide an update regarding the liquidation process.

The Company’s remaining assets consist principally of cash on hand, notes receivable and other miscellaneous assets. The notes are due at various times through August, 2009. Total amounts anticipated from the realization of all remaining assets through the completion of the liquidation are expected to total approximately $7.0 million. Remaining disbursements through the completion of the liquidation are anticipated to total approximately $1.8 million. However, due to the uncertainty related to the collection of amounts from third parties and the outcome of the litigation noted below, among others, there can be no assurances the Company will be able to realize these amounts through the completion of the Company’s liquidation.

As previously disclosed, since announcing the Plan, certain vendors, landlords and outside parties have made claims against the Company. The Company continues to attempt to settle these claims, along with other miscellaneous claims arising in the ordinary course of its business. The amount of anticipated remaining disbursements set forth above includes estimates for these claims. However, the total amount of these claims for which the Company will be responsible cannot be predicted at this time. Further, while the Company believes a portion of any settlements relating to these claims may be covered by insurance, the total amount of such coverage also cannot be predicted at this time.

The Company continues to employ six individuals on a full time basis for the sole purpose of completing the liquidation process. The activity of these employees consists of resolving liabilities and claims against the company, collecting notes and accounts receivable and selling miscellaneous non-operating assets (such as furniture, fixtures and equipment). As previously disclosed, the Company discontinued all other operations on December 31, 2007. All estimated compensation expenses related to these employees have been accrued in the estimates of remaining disbursements set forth above.

As previously disclosed, the Company sold a majority of its pharmacy assets to Walgreen Co., an Illinois corporation, and Walgreen Eastern Co., Inc., a New York corporation (collectively, “Walgreens”). Pursuant to the asset sale agreement with Walgreens, $3.0 million of the total purchase price was deposited by Walgreens into escrow, the purpose of which was to provide a reserve which could be used to satisfy any post-closing indemnification obligations of the Company. On May 13, 2008, Walgreens and the Company reached a final agreement pursuant to which all liabilities related to the Walgreens transaction have been finally resolved and approximately $2.9 million of the escrow funds have been released to the Company.

Recently, Jugal K. Taneja, William LaGamba, Steve Watters and certain members of Messrs. Taneja’s and LaGamba’s families, filed a complaint against the Company in the Superior Court, Judicial District of Hartford, Connecticut, which purports to be a derivative action brought on behalf of all shareholders and alleges, among other things, that Allison Kiene, the Company’s former general counsel and executive vice president, and current and former members of the Company’s Board of Directors, other than Mr. Taneja and Rakesh Sharma, have breached their fiduciary duties to the Company in connection with their operation of the Company following the 2004 merger between the DrugMax, Inc. and Familymeds Group, Inc., including without limitation in connection with their decision to reject GeoPharma, Inc.’s proposal to purchase 51% of the Company in exchange for shares of GeoPharma, Inc. on or about January 20, 2007. Mr. Taneja is a director and a former officer and employee of the Company. Mr. LaGamba is a former officer, employee and director of the Company. GeoPharma, Inc. is a company affiliated with Mr. Taneja. The Company’s board of directors denies the allegations, has notified its insurance carriers of the complaint and is awaiting a response from the carriers regarding the carriers’ coverage of such claims. On May 15, 2008, the Company received a letter from HCC Global Financial Products, one of its carriers, denying all coverage related to this claim. The Company currently is analyzing the denial and consulting with its advisors to determine how best to proceed in light of this denial. The Company anticipates receiving any remaining coverage decisions regarding this claim within the next four to six weeks. Pursuant to various indemnity agreements and the provisions of the Company’s articles of incorporation, the Company has certain duties to indemnify and defend its current and former officers and directors named as defendants in the lawsuit. The Company intends to vigorously defend this action and, as a result, may need to establish an adequate reserve for such purposes. The complaint does not specify a fixed amount of alleged damages. Because of the early stages of this litigation, management currently does not believe it can quantify the aggregate impact of the litigation on the Company. The anticipated remaining disbursements discussed above do not include any reserve or accrual related to this litigation. If the Company is required to pay any sums related to this litigation, it may increase such anticipated remaining disbursements and decrease the amount of any liquidating distributions to shareholders.

As previously disclosed, McKesson Corporation has filed a complaint against the Company in the United States District Court for the Northern District of California alleging among other things that the Company breached the Supply Agreement between the Company and McKesson by, among other things, failing to pay McKesson approximately $725,000, and the Company has filed a response and counterclaim demanding, among other things, that McKesson provide to the Company documentation necessary to determine the amounts due to McKesson, including whether McKesson has overcharged the Company and/or failed to properly issue the Company credits under the Agreement. There has been little progress in this action to date. The Company has recorded the entire amount McKesson claims it is due in the estimate of anticipated remaining disbursements discussed above, but disputes this amount and intends to defend this action vigorously.

While the Company believes it has made steady progress in its ongoing efforts to complete its Plan (including its efforts to collect on its notes and accounts receivable, sell its remaining assets and settle its liabilities), the recent complaint filed by Mr. Taneja and others may negatively impact the timing and amount of future liquidating distributions, resulting in lower than previously-estimated amounts being distributed to shareholders and delays in such distributions. Because of the early stages of such litigation, management currently does not believe it can quantify the aggregate impact of the litigation on the amount or timing of distributions to shareholders. The Company intends to call a board meeting in early June, at which time the board will be asked to consider the timing and amount of the next distribution. After such meeting, the Company hopes to provide a further update to the public through the filing of another Form 8-K Current Report.

The amount and timing of any distribution to shareholders in connection with the Plan is subject to various risks and uncertainties, including those contained in the Company’s Form 10-K, as amended, for the year ended December 30, 2006, and its most recently filed Form 10-Q. This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the:

•	the amounts the Company may be able to realize on its assets and the amount it will need to pay out in connection with its liabilities; and

•	expected cash distributions to shareholders and the timing of those distributions.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to the Company:

•	the amount of the costs, fees and expenses related to its liquidation;

•	the uncertainty of general business and economic conditions;

•	the amount to be recovered for its remaining assets and the amount collected from notes and accounts receivable and the amount paid to settle its obligations and liabilities;

•	Management’s ability to settle claims brought against the Company on terms favorable to the Company; and

•	other risk factors as further described in the Company’s Form 10-K, as amended, for the year ended December 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC

By: /s/Edgardo A..Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: May 19, 2008